Exhibit 99.1

Kaleyra Announces Highest Quarterly Revenue for Fourth Quarter and Full Year 2020 Financial Results Exceeding Revenue Guidance

Total fourth quarter revenue of $44.3 million, a 16% increase from Q3 and up 24% from the same period a year ago

Revenue from US Customers was $6.9 million, up over 100% from the same period a year ago

Delivered 7.1 billion billable messages and connected 1.4 billion voice calls

New York and Vienna, VA – February 16, 2021 - Kaleyra, Inc. (NYSE: KLR) (KLR WS) (“Kaleyra” or the “Company”) a rapidly growing cloud communications software provider delivering a secure system of application programming interfaces (APIs) and connectivity solutions in the API/Communications Platform as a Service (CPaaS) market, today announced financial results for the fourth quarter and full year ended December 31, 2020.

“We once again have exceeded our revenue guidance and delivered our strongest quarter ever. The fourth quarter was an excellent finish to a challenging year, and our continued success in this environment serves to validate the strength of our model and strategy. As enterprise customers are increasingly looking for new ways to engage with their customers, our platform and strong value proposition have made Kaleyra a mission critical addition to their customer outreach,” commented Dario Calogero, Kaleyra’s Founder and Chief Executive Officer. “We are thrilled to begin 2021 with a high level of momentum provided by strong execution from our entire team, our robust platform of flexible APIs, and our unwavering commitment to helping our customers succeed.”

Fourth Quarter 2020 Financial Highlights

•	Revenue: Total revenue for the fourth quarter of 2020 was $44.3 million, a 16% increase when compared to Q3 revenue of $38.3 million and up 24% compared to $35.6 million in the fourth quarter of 2019.

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Gross Profit: Gross profit for the fourth quarter of 2020 was $7.8 million, a 5% increase when compared to Q3 gross profit of $7.5 million and down 3% compared to $8.1 million for the fourth quarter of 2019. Gross margin for the fourth quarter of 2020 was 18%. Declining volumes in the first half of the year caused by COVID created a negative residual effect on margins in the fourth quarter.

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Net Loss: Net loss for the fourth quarter of 2020 was $(4.5) million, or $(0.15) per share, based on 29.7 million weighted-average shares outstanding. During the fourth quarter of 2019, net loss was $(3.6) million, or $(0.25) per share, based on 14.3 million weighted-average shares outstanding.

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Adjusted EBITDA comparable to previous year: Adjusted EBITDA comparable to previous year was $3.1 million for the fourth quarter of 2020, compared to $5.6 million for the fourth quarter of 2019. The decline in adjusted EBITDA is attributed to the increased headcount, predominantly in engineering talent, that has been hired to execute on emerging growth opportunities to develop and deliver new products and services.

Full Year 2020 Financial Highlights

•	Revenue: Total revenue for the full year 2020 was $147.4 million, a 14% increase when compared to 2019 revenue of $129.6 million

•	Gross Profit: Gross profit for the full year 2020 was $24.4 million, a 7% decrease when compared to 2019 gross profit of $26.4 million.

•	Net Loss: Net loss for the full year 2020 was $(26.8) million, compared to 2019 net loss of $(5.5) million.

•	Adjusted EBITDA comparable to previous year: Adjusted EBITDA comparable to previous year was $7.5 million for the full year 2020, compared to $11.1 million for the full year 2019.

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Liquidity: As of December 31, 2020, cash and cash equivalents were $33.0 million. Cash used in operating activities was $11.5 million during the full year 2020, compared with cash provided in operating activities of $6.5 million during the full year 2019.

•	Liabilities: Total liabilities were reduced by $30.2 million, down 19% since December 31, 2019.

Recent Business Highlights

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In Q4, Kaleyra delivered 7.1 billion billable messages, a 13% increase from the previous period, and connected 1.4 billion voice calls, up 100% period over period. For the full year 2020, Kaleyra processed nearly 26 billion billable SMS messages and 4 billion voice calls.

•	Winner of the 2021 Juniper Research Future Digital Award for Telco Innovation in the category of Best RCS Provider.

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A new strategic partnership with WebEngage, India’s leading marketing automation services provider for B2C businesses, combining Kaleyra’s global cloud communication services with WebEngage’s world-class marketing automation and customer data platform capabilities.

Financial Outlook

Kaylera’s outlook assumes that the Company’s largest markets, Italy and India, will continue to see improvements in their economies coming out of the COVID-19 pandemic. It also takes into consideration that there could still be continued pressure on transaction levels in certain regions and on certain business lines. As of February 16, 2021, Kaleyra is providing guidance for its first quarter and full year 2021 as follows:

•	First Quarter 2021 Guidance: Total revenue is expected to be in the range of $40.5 - $41.5 million, absent an accelerated wave of COVID cases and shutdowns.

•	Full Year 2021 Guidance: Total revenue is expected to be in the range of $183 - $185 million, above our previous guidance.

Quarterly Conference Call

Management will conduct an investor conference call that same day at 8:00 a.m. EST (5:00 a.m. PST) to discuss these results. Questions will be taken after management’s presentation. A live webcast of the call and the replay will be available in the Investors section of the Kaleyra website at https://investors.kaleyra.com/news-events/ir-calendar.

To Participate via Telephone:

US: 877-407-0792

International: 201-689-8263

Conference ID: 13716315

Replay of the call:

US: 844-512-2921

International: 412-317-6671

Start Date: Tuesday February 16, 2020, 10:00 a.m. ET

End Date: Tuesday March 2, 2020, 11:59 p.m. ET

About Kaleyra Inc.

Kaleyra, Inc. (NYSE American: KLR) (KLR WS), is a global group providing mobile communication services for financial institutions and enterprises of all sizes worldwide. Through its proprietary platform, Kaleyra manages multi-channel integrated communication services on a global scale, comprising of messages, push notifications, e-mail, instant messaging, voice services and chatbots. Kaleyra’s technology today makes it possible to safely and securely manage billions of messages monthly with a reach to hundreds of MNOs and over 190 countries. For more information: https://www.kaleyra.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding the financial statements of Kaleyra, its product and customer developments, its expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenues and the business plans of Kaleyra’s management team, and the impact of the COVID-19 pandemic on its business and financial performance. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of Kaleyra in light of their respective experience and perception of historical trends, current conditions and expected future developments and their potential effects on Kaleyra as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Kaleyra will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the mix of services utilized by Kaleyra’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of Kaleyra to expand what it does for existing customers as well as to add new customers, that Kaleyra will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as governmental responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on Kaleyra’s operations, the demand for Kaleyra’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Non-GAAP Financial Measure and Related Information

This press release includes reference to Adjusted EBITDA, a financial measure that is not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA is defined as of any date of calculation, as the consolidated pro forma earnings/(loss) of Kaleyra and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization, plus (i) transaction expenses, (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) the Adjusted EBITDA for pre-acquisition period of subsidiaries, (v) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by Kaleyra or any of its subsidiaries to its or their employees and (vi) any provision for the write down of assets. Management uses Adjusted EBITDA, among other reasons, as it is a metric for determining whether there will be an earnout payment in accordance with the terms of the Stock Purchase Agreement. This non-GAAP financial measure is not a measure prepared in accordance with GAAP and might not be consistent with similar measures used by other companies. It shall not be considered as an alternative to any other measures of performance prepared under GAAP.

Investor Contacts

Michael Bowen

ICR, Inc.

Michael.Bowen@icrinc.com

ir@kaleyra.com

203-682-8299

Marc P. Griffin

ICR, Inc.

Marc.Griffin@icrinc.com

ir@kaleyra.com

646-277-1290

KALEYRA, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$32,970	$16,103
Restricted cash	—	20,894
Short-term investments	4,843	5,124
Trade receivables, net	43,651	39,509
Prepaid expenses	1,447	648
Other current assets	2,134	4,224

Total current assets	85,045	86,502
Property and equipment, net	6,726	3,393
Intangible assets, net	7,574	9,353
Goodwill	16,657	16,953
Deferred tax assets	703	—
Other long-term assets	1,797	1,203

Total assets	$118,502	$117,404

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$51,768	$63,320
Debt for forward share purchase agreements	483	34,013
Notes payable	—	1,667
Notes payable due to related parties	7,500	9,411
Lines of credit	5,273	3,627
Current portion of bank and other borrowings	10,798	7,564
Deferred revenue	3,666	1,397
Preference shares	—	683
Preference shares due to related parties	—	1,847
Payroll and payroll related accrued liabilities	3,292	1,038
Other current liabilities	5,988	1,379

Total current liabilities	88,768	125,946
Long-term portion of bank and other borrowings	31,974	16,134
Long-term portion of notes payable	2,700	—
Long-term portion of notes payable due to related parties	—	7,500
Long-term portion of employee benefit obligation	1,886	1,398
Deferred tax liabilities	—	2,045
Other long-term liabilities	603	3,155

Total liabilities	125,931	156,178

Stockholders’ equity (deficit):
Common stock	3	2
Additional paid-in capital	93,628	2,143
Treasury stock, at cost	(30,431)	—
Accumulated other comprehensive income (loss)	(2,826)	74
Accumulated deficit	(67,803)	(40,993)

Total stockholders’ equity (deficit)	(7,429)	(38,774)

Total liabilities and stockholders’ equity (deficit)	$118,502	$117,404

KALEYRA, INC.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Revenue	$44,268	$35,633	$147,368	$129,558
Cost of revenue	36,421	27,560	122,932	103,205

Gross profit	7,847	8,073	24,436	26,353

Operating expenses:
Research and development	2,330	1,441	9,745	5,310
Sales and marketing	2,711	1,639	12,866	6,031
General and administrative	7,458	6,764	28,195	17,431

Total operating expenses	12,499	9,844	50,806	28,772

Loss from operations	(4,652)	(1,771)	(26,370)	(2,419)
Other income, net	21	30	112	136
Financial income (expense), net	(448)	(233)	(1,475)	(439)
Foreign currency income (loss)	(558)	(115)	(1,353)	(517)

Loss before income tax expense (benefit)	(5,637)	(2,089)	(29,086)	(3,239)
Income tax expense (benefit)	(1,111)	1,554	(2,276)	2,273

Net loss	$(4,526)	$(3,643)	$(26,810)	$(5,512)

Net loss per common share, basic and diluted	$(0.15)	$(0.25)	$(1.09)	$(0.48)

Weighted-average shares used in computing net loss per common share, basic and diluted	29,690,742	14,322,326	24,652,004	11,603,381

KALEYRA, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(26,810)	$(5,512)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,773	2,648
Stock-based compensation and preference share	19,415	2,070
Non-cash settlement of preference share liability	(2,486)	—
Allowance for doubtful accounts	361	716
Fair value changes on marketable securities	(6)	—
Employee benefit obligation	527	315
Non-cash interest expense	191	657
Deferred taxes	(2,009)	(14)
Change in operating assets and liabilities:
Trade receivables	(1,016)	(10,427)
Other current assets	1,197	(2,039)
Other long-term assets	(497)	47
Accounts payable	(11,832)	15,145
Other current liabilities	6,821	251
Deferred revenue	2,219	(64)
Long-term liabilities	(304)	2,660

Net cash provided by (used in) operating activities	(11,456)	6,453

Cash Flows from Investing Activities:
Purchase of short-term investments	(7,917)	(5,868)
Sale of short-term investments	8,156	3,882
Purchase of property and equipment	(1,163)	(1,413)
Sale of property and equipment	16	38
Capitalized software development costs	(2,411)	(602)
Purchase of intangible assets	(6)	(16)
Cash, cash equivalents and restricted cash acquired in the reverse merger	—	21,666

Net cash provided by (used in) investing activities	(3,325)	17,687

Cash Flows from Financing Activities:
Payment of deferred consideration for the acquisition of Buc Mobile	—	(4,000)
Payment of deferred consideration for the acquisition of Solutions Infini	—	(5,097)
Change in line of credit	1,277	1,973
Borrowings on term loans	24,436	16,670
Repayments on term loans	(8,651)	(4,844)
Repayments on notes payable	(11,478)	—
Repurchase of common stock in connection with forward share purchase agreements	(30,431)	—
Payments related to forward share purchase agreements	(1,452)	—
Proceeds from issuance of stock in public offering, net of issuance costs	36,152	—

Net cash provided by financing activities	9,853	4,702

Effect of exchange rate changes on cash, cash equivalents and restricted cash	901	(52)

Net increase (decrease) in cash, cash equivalents and restricted cash	(4,027)	28,790
Cash, cash equivalents and restricted cash, beginning of period	36,997	8,207

Cash, cash equivalents and restricted cash, end of period	$32,970	$36,997

KALEYRA, Inc.

Adjusted EBITDA Reconciliation of GAAP to Non-GAAP Financial Information

For the Year and the Three Months Ended December 31, 2020 and 2019

(Unaudited, in millions)

	Years Ended December 31,		Three Months Ended December 31,
Adjusted EBITDA	2020	2019	2020	2019
Net loss	$(26.8)	$(5.5)	$(4.5)	$(3.6)
Other income, net	(0.1)	(0.1)	(0.0)	(0.0)
Financial income (expense), net	1.5	0.4	0.4	0.2
Foreign currency income (loss)	1.4	0.5	0.6	0.1
Income tax expense (benefit)	(2.3)	2.3	(1.1)	1.6
Loss from operations	$(26.4)	$(2.4)	$(4.7)	$(1.8)
Depreciation and amortization	2.8	2.6	0.9	0.7
Stock-based compensation, preference shares and others	20.3	2.1	4.0	1.6
Transaction and one-off costs	6.5	8.3	1.4	4.6
Company restructuring	0.0	0.5	0.0	0.5
Adjusted EBITDA	$3.2	$11.1	$1.6	$5.6
Costs not comparable to previous year (1)	4.3	0.0	1.5	0.0
Adjusted EBITDA comparable to PY	$7.5	$11.1	$3.1	$5.6

(1)	These costs represent public company costs that were not incurred in 2019. These costs are expected to occur going forward.